Exhibit 10.6

AMENDMENT TO RESTRICTED STOCK AGREEMENT

This AMENDMENT TO RESTRICTED STOCK AGREEMENT (the “Amendment”) is entered into as of the 12th day of January, 2013, by and between MOJO ORGANICS, INC., a Delaware corporation (the “Company”), and Richard X. Seet (the “Executive”).

WHEREAS, the Company and Executive have entered into a Restricted Stock Agreement dated May 21, 2012 (“Restricted Stock Agreement”); and

WHEREAS, it is the desire of the Company and the Executive to amend certain terms in the Restricted Stock Agreement;

THEREFORE IT IS AGREED:

1. Amendment to Section 1(iii) of the Restricted Stock Agreement.  The text of Section 1(iii) of the Restricted Stock Agreement is hereby amended to read as follows:

“An aggregate of 3,884,171 of the Restricted Shares and the Retained Distributions with respect thereto shall become vested when the Company’s twelve (12) month trailing revenue (as reported in the Company’s periodic filings with the Securities and Exchange Commission) (“Trailing Revenue”) totals $7.5 million and the Company has also accomplished one or more of the business objectives set forth below.  An additional 3,884,171 of the Restricted Shares and the Retained Distributions with respect thereto shall become vested when the Company’s twelve (12) month Trailing Revenue totals $15 million and the Company has also accomplished two or more of the business objectives set forth below.  The remaining 3,884,171 of the Restricted Shares and the Retained Distributions with respect thereto shall become vested when the Company’s 12 month Trailing Revenue totals $22.5 million and the Company has also accomplished all three of the business objectives set forth below.  The following are the three business objectives to be met by the Company referred to above, the fulfillment of which will be determined by a majority of the then directors of the Company’s Board of Directors, excluding the Executive:  (A) establishing a distributor network sufficient to purchase all factory production; (B) establishing a production quality control system which will include production standards, purchasing standards, product labeling and product recall procedures; and (C) construction of a production facility which will include site selection and regulatory approval, construction of the production facility excluding equipment, and FDA approval of the facility.  After the date that any of the Restricted Shares become vested, upon the request of the Executive, the Company shall promptly instruct its transfer agent to issue and deliver to the Executive a new certificate for the Shares that have vested, which certificate shall not bear the legend set forth in Section 5(vi). If, at any time prior to the vesting of the Restricted Shares in accordance with this Section 1(iii), the Executive’s employment with the Company is terminated, then the Restricted Shares that have not then vested (and the Retained Distributions with respect thereto) shall be forfeited to the Company and the Executive shall not thereafter have any rights with respect to such Restricted Shares.  Notwithstanding the foregoing, if Executive’s employment with the Company is terminated at any time other than by the Company for “Cause” or by the Executive without “Good Reason,” then all of the Restricted Shares shall automatically vest.  As used herein, “Cause” shall mean:

(a) any act or omission that constitutes a material breach by the Executive of any of his obligations under the Restricted Stock Agreement as amended by this Amendment; (b) the refusal or failure by Executive to carry out specific reasonable directions of the person Executive reports to or the Board of Directors which are of a material nature and consistent with Executive’s position or the refusal or failure by Executive to satisfactorily perform the  duties reasonably required of him by  the Company in his capacity as an executive (it being acknowledged by the Executive that the vesting criteria set forth herein is reasonable); (c) the Executive engaging in any misconduct, negligence, fraud or dishonest action (including, without limitation, theft or embezzlement), violence, threat of violence, or any activity that could result in any violation of federal securities laws, in each case that is injurious to the Company or any of its subsidiaries or affiliates ; (d) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (e) the conviction of Executive of, or plea of nolo contendere to, a felony under federal or state law, or a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; or (f) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates.  Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clause (b) above, unless the Company shall have given written notice to Executive within a period not to exceed seven (7) calendar days of the Company’s knowledge of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within seven (7) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period.  As used herein, “Good Reason” shall mean the occurrence of any of the following circumstances without Executive’s prior written consent:  (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Company that represents a demotion from Executive’s title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”) or the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties and/or responsibilities; (b) material breach of the Restricted Stock Agreement as amended by this Amendment by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material or is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed seven (7) calendar days of Executive’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within seven (7) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period.”

2. Full Force and Effect.   Except as expressly amended by this Amendment, each of the other terms and provisions of the Restricted Stock Agreement shall continue in full force and effect.

MOJO ORGANICS, INC.

By: /s/ Glenn Simpson	/s/ Richard X. Seet
Glenn Simpson,	Richard X. Seet
Chief Executive Officer